EXHIBIT 99.1

American River Bankshares Increases Earnings Per Share 43% during the Third Quarter

SACRAMENTO, Calif., Oct. 22, 2015 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.5 million, or $0.20 per diluted share for the third quarter of 2015 compared to $1.1 million, or $0.14 per diluted share for the third quarter of 2014. For the nine months ended September 30, 2015, net income was $3.8 million or $0.50 per diluted share, compared to $3.2 million or $0.39 per diluted share for the nine months ended September 30, 2014.

"Our plan has been to leverage our people, our liquidity and our capital in a drive to regain our top performer status," said David Taber, President and CEO of American River Bankshares. "The third quarter provided the strongest evidence to-date of our progress as net loans increased by $14 million, overhead decreased by 3% and EPS increased by 43%."

Financial Highlights

  Net loans outstanding at September 30, 2015 increased by $14.4 million (5.2%) during the quarter. Core deposits increased $10.9 million (2.6%) during the third quarter of 2015.

  The third quarter 2015 net interest margin was 3.72%, compared to 3.69% for the second quarter of 2015 and 3.49% for the third quarter of 2014. For the nine months ended September 30, 2015, the net interest margin was 3.62%, compared to 3.58% for the nine months ended September 30, 2014.

  Net interest income was $5.2 million in the third quarter, compared to $5.0 million in the second quarter of 2015 and $4.7 million in the third quarter of 2014. For the nine months ended September 30, 2015, net interest income was $14.9 million, compared to $14.1 million for the nine months ended September 30, 2014.

  The allowance for loan and lease losses was $4.9 million (1.67% of total loans and leases) at September 30, 2015, compared to $5.4 million (1.91% of total loans and leases) at June 30, 2015 and $5.5 million (2.16% of total loans and leases) at September 30, 2014. The allowance for loan and lease losses to nonperforming loans and leases was 255.1% at September 30, 2015, compared to 218.4% at June 30, 2015 and 301.5% at September 30, 2014.

  Shareholders' equity was $86.3 million at September 30, 2015 compared to $88.2 million at June 30, 2015 and $88.2 million at September 30, 2014. Tangible book value per share was $9.53 at September 30, 2015 compared to $9.30 at June 30, 2015 and $8.88 at September 30, 2014. Book value per share was $11.75 per share at September 30, 2015 compared to $11.41 per share at June 30, 2015 and $10.90 at September 30, 2014.

  In the third quarter, the 2015 Stock Repurchase Program resulted in the Company repurchasing 386,508 shares of its common stock at an average price of $10.03 per share. For the nine months ended September 30, 2015, the Company repurchased 790,989 shares of its common stock at an average price of $9.87 per share. The 2015 Stock Repurchase Program that was announced on July 16, 2015 has been completed.

  During the third quarter of 2015, the efficiency ratio was 59.1%, down from 69.5% in the third quarter of 2014. This is the lowest efficiency ratio since the fourth quarter of 2009.

  The Company remains above the well-capitalized regulatory guidelines. At September 30, 2015, American River Bankshares' Leverage ratio was 10.8% compared to 11.5% at June 30, 2015 and 11.7% at September 30, 2014; the Tier 1 Risk-Based Capital ratio was 19.0% compared to 20.0% at June 30, 2015 and 21.6% at September 30, 2014; and the Total Risk-Based Capital ratio was 20.3% compared to 21.3% at June 30, 2015 and 22.9% at September 30, 2014.

Northern California Economic Update, September 30, 2015

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, State of California Economic Development Department, US Census, CBRE, Integra Realty Resources, Pacific Union, Sacramento Association of Realtors and Trading Economics.

In general, previous reports noted that economic indicators in these markets ended 2012 on a positive note, results for 2013 and 2014 were generally positive and this trend has continued into 2015.   Residential home sales, trending positive throughout 2012, slowed in late 2013 and first quarter of 2014, improved in the second and third quarters of 2014, trended downward in the fourth quarter of 2014 and trended upward for the first two quarters of 2015.  Positive trends in commercial real estate in late 2012 and 2013 continued through 2014 and into 2015. In the third quarter of 2015, overall residential and commercial real estate results have been flat to slightly improving. Through 2014, in California and our markets, employment also exhibited a trend of improvement over multiple quarters, and mixed as of August 2015.

Commercial Real Estate.  In comparing year-end 2014 to year-end 2013 for the Greater Sacramento Area, office vacancy decreased from 15.5% to 14.4%, retail vacancy decreased from 9.6% to 8.7%, and industrial vacancy decreased from 11.4% to 9.4%. Slight but continuing improvement can be seen in this area over the first two quarters of 2015, with vacancy rates of 14.0% for office, 8.2% for retail, and 9.2% for industrial. In 2014, Sonoma County commercial real estate vacancy improved in all market segments. When comparing third quarter 2015 over fourth quarter 2014, Sonoma County office property vacancy decreased from 17.6% to 16.2%, industrial vacancy decreased from 7.7% to 6.4% and retail vacancy decreased from 4.0% to 3.9%.

Absorption of commercial real estate continues to be positive in both the Greater Sacramento Area and Sonoma County. As of the end of 2014, absorption in all market segments was positive. Sacramento, with the exception of the 3rd quarter of 2013 (negative industrial absorption), and Sonoma County has reported positive absorption in each of the last ten quarters, including the second quarter of 2015.

In the Greater Sacramento Area, commercial lease rates have shown little change over the past two years through the end of the second quarter of 2015; office rates have been in the $1.74/SF to $1.78/SF range, retail has ranged from $1.31/SF to $1.36/SF, and industrial has ranged from $0.35/SF to $0.36/SF.  As a proxy for Sonoma County, Santa Rosa lease rates have shown an increase in office and industrial lease rates but a decrease in retail. From first quarter to second quarter of 2015, the office gross lease rates increased from $0.68/SF to $1.60/SF to a range of $1.00/SF to $2.29/SF. For the same two periods, industrial gross lease rates slightly increased from the range of $0.60/SF to $1.23/SF to a range of $0.66/SF to $1.23/SF (previous quarters top range was used as it was unavailable) and retail triple net lease rates decreased from the range of $1.66/SF to $2.50/SF to a range of $1.35/SF to $2.15/SF.

The Amador region has the lowest level of commercial real estate concentration in the Bank. There is limited demand for commercial real estate in this region and as a result, minimal information is available.

Residential Real Estate.  Residential real estate data is focused on California and the markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sale turnover (days on market, current inventory). Foreclosure activity has stabilized and has a lesser effect on the current residential market.

After a drop in asking prices for several years through 2011, these prices increased in all our markets in 2012 and 2013. Results in sales activity were positive through most of 2013 and mixed in 2014. Comparing year end 2014 to year end 2013, asking prices were 10% higher in Sacramento County, nearly 1% higher in Sonoma County and 50% higher in Amador County (noting that the number of listings in Amador is very low and the average can be skewed by one or two more high-priced homes). Compared to 2014-year-end, current data for September 2015 shows asking prices 7% higher for Sacramento County, decreasing 12% for Sonoma County and decreasing 10% for Amador County. With the deep recessionary years reflecting similar negative pricing effects as for asking prices, the recent trend for median closed sales prices is also mixed, though positive for 2015. Compared to year end 2013, closed sales prices at year end 2014 were up 5% in Sacramento, down 5% in Sonoma County and down 26% in Amador County. Current data for 2015 shows median closed sales prices up 33% in Sacramento, 29% in Sonoma, and 32% for Amador, compared to year-end 2014.

Through most of 2013, Sacramento reported a sales inventory of less than one month. This increased to 52 days in the fourth quarter of 2013 and 78 days in the fourth quarter of 2014. In the third quarter of 2015, the number decreased to 54 days, approximately 1.8 months of supply. The number of closed sales remained stable for most of 2014, dropping slightly in the fourth quarter of 2014. For closed sales, average days on market was at a low of 21 days in June 2013 and increased to 30 days at year end 2013. At the end of 2014, average time on market increased to 38 days. As of September 2015 the average days on market was 30.

In Sonoma County, there were 51 days of inventory at the end of June 2013, increasing to 69 days at year end 2013. After increasing to 76 days in March 2014, inventory ended the year at 46 days. For September 2015, inventory increased to 61 days.

In Sacramento County the ratio trend of conventional sales compared to short sales and bank-owned properties ("OREO") sales has been very positive over the last three years. In January 2012 this ratio was almost even; conventional sales were 37% of total sales, short sales were 31% and OREO sales were 32%. The trend towards conventional sales has been pronounced. During the fourth quarter of 2014, of 3,685 total sales in the Sacramento market, 88% were conventional sales, 6% were short sales and 6% were sales of OREO. As of September 2015, conventional sales were 92%, short sales 3%, OREO sales at 4% and other was 1%.

Employment.  National unemployment, at a high of 10.1% at December 31, 2009, has dropped steadily and has stabilized. From the fourth quarter of 2013 through the third quarter of 2015, national unemployment decreased from 7.0% to 5.1%. California unemployment reached a high of 11.4% in second quarter of 2012, and dropped steadily to 9.6% at year-end 2012, 7.9% at year-end 2013, 6.7% at year-end 2014, and 6.1% as of August 31, 2015. The number of employed Californians continues to increase; compared to 17.0 million at the end of 2013, statewide employment was 17.5 million at the end of November 2014, an increase of 463,000 jobs, or 2.72%. Another 397,000 jobs were added for the eight month period ending on August 31, 2015.

At year-end December 2014, all three of our markets reported lower unemployment rates than at year end 2013. Two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) continue to be below State unemployment figures, and Santa Rosa-Petaluma MSA has been lower than the national average since the end of 2012. As of August 31, 2015, the unemployment rates were 5.7% and 4.3% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively. Over the same periods, Amador County has been higher than the State every quarter. Amador County has however, shown significant improvement from 9.6% at March 31, 2014 to 6.0% as of August 31, 2015. Job growth was positive in all of our markets in 2014 and mixed as of August 31, 2015. Through December 2014, Sacramento MSA job growth was 1.94%, Santa Rosa-Petaluma MSA was 3.16% and Amador County was 1.97%. As of August 31, 2015, job growth was 2.10% in Sacramento County, (0.36%) in Santa Rosa-Petaluma MSA, and (3.67%) in Amador County.

Asset Quality and Balance Sheet Review

American River Bankshares' assets totaled $625.2 million at September 30, 2015, compared to $617.8 million at December 31, 2014, and $615.6 million at September 30, 2014.

Net loans totaled $289.8 million at September 30, 2015, up from $258.1 million at December 31, 2014 and from $247.7 million at September 30, 2014. The loan portfolio at September 30, 2015 included: real estate loans of $253.9 million (86% of the portfolio), commercial loans of $34.3 million (12% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $6.8 million (2% of the portfolio). The real estate loan portfolio at September 30, 2015 includes: owner-occupied commercial real estate loans of $78.8 million (31% of the real estate portfolio), investor commercial real estate loans of $125.5 million (50% of the real estate portfolio), construction and land development loans of $11.3 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $38.3 million (15% of the real estate loan portfolio).

Nonperforming assets ("NPAs") include nonperforming loans and leases and other real estate owned ("OREO"). Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection.  Nonperforming loans increased $100,000 (5.6%) from $1.8 million at September 30, 2014 to $1.9 million at September 30, 2015. Nonperforming loans increased $200,000 (11.8%) from $1.7 million at December 31, 2014. NPAs declined to $6.6 million at September 30, 2015 from $7.2 million at December 31, 2014 and from $7.9 million at September 30, 2014. The NPAs to total assets ratio stood at 1.05% at the end of September 2015, down from 1.16% at December 2014 and 1.28% one year ago.

At September 30, 2015, the Company had four OREO properties totaling $3.8 million. This compares to seven OREO properties totaling $4.6 million at December 31, 2014 and eight OREO properties totaling $5.2 million at September 30, 2014. During the third quarter of 2015, the Company did not add any property nor did it sell any property. At September 30, 2015, there was not an OREO valuation allowance. This compares to a valuation allowance of $175,000 at December 31, 2014 and $130,000 at September 30, 2014.

Loans measured for impairment were $23.1 million at the end of September 2015, a decrease from $25.1 million at December 31, 2014, and $27.2 million a year ago. Specific reserves of $966,000 were held on the impaired loans at September 30, 2015, compared to $1,603,000 at December 31, 2014 and $1,694,000 at September 30, 2014. There was no provision for loan and lease losses for the third quarter of 2015 compared to a reversal to the allowance of $200,000 in the third quarter of 2014.  The Company had net chargeoffs of $430,000 in the third quarter of 2015 compared to net recoveries of $198,000 in the third quarter of 2014. For the first nine months of 2015, the Company had net chargeoffs of $372,000 compared to net recoveries of $314,000 in the first nine months of 2014. During the third quarter of 2015, the Company charged off a commercial loan account that is going through the legal process. There are two loans to the borrower totaling $610,000 that were charged off. The two loans carried specific reserves totaling $509,000 at June 30, 2015. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At September 30, 2015, this evaluation resulted in specific reserves of $30,000 on nonperforming loans that were considered impaired compared to $353,000 at December 31, 2014 and $278,000 at September 30, 2014.

Investment securities, which excludes $3.8 million in stock of the Federal Home Loan Bank of San Francisco ("FHLB Stock"), totaled $267.4 million at September 30, 2015, down 7.7% from $289.9 million at December 31, 2014 and down 3.8% from $277.8 million at September 30, 2014. At September 30, 2015, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At September 30, 2015, total deposits were $521.4 million, compared to $510.7 million at December 31, 2014 and $510.4 million one year ago. Core deposits increased 3.0% to $435.2 million at September 30, 2015 from $422.7 million at September 30, 2014 and 2.9% from $423.0 million at December 31, 2014. The Company considers all deposits except time deposits as core deposits.

At September 30, 2015, noninterest-bearing demand deposits accounted for 34% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 26% and time certificates were 17% of total deposits. At September 30, 2014, noninterest-bearing demand deposits accounted for 32% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 10%, money market balances accounted for 29% and time certificates were 17% of total deposits.

Shareholders' equity decreased to $86.3 million at September 30, 2015 compared to $89.6 million at December 31, 2014. The $3.3 million (3.7%) decrease in equity from December 31, 2014 was due primarily to a decrease in common stock of $7.6 million related to repurchases made under the 2015 Stock Repurchase Program, partially offset by an increase in Retained Earnings of $3.8 million due to the net income for the year. During the third quarter of 2015, the Company repurchased 386,508 shares of its common stock at an average price of $10.03 per share under the 2015 Stock Repurchase Program. Year to date, the Company has repurchased 790,989 shares of its common stock at an average price of $9.87 per share.

Net Interest Income

The net interest income during the third quarter 2015 was up 11% to $5.2 million from $4.7 million in the third quarter of 2014 and for the nine months ended September 30, 2015, net interest income increased 6% to $14.9 million from $14.1 million for the nine months ended September 30, 2014. The net interest margin as a percentage of average earning assets was 3.72% in the third quarter of 2015, compared to 3.69% in the second quarter of 2015 and 3.49% in the third quarter of 2014. For the nine months ended September 30, 2015, the net interest margin was 3.62% compared to 3.58% for the nine months ended September 30, 2014. Interest income for the third quarter of 2015 increased 10% to $5.5 million from $5.0 million for the third quarter of 2014 and for the nine months ended September 30, 2015, interest income increased 4% to $15.6 million from $15.0 million for the nine months ended September 30, 2014. Interest expense for the third quarter of 2015 decreased 16% to $240,000 from $287,000 for the third quarter of 2014 and for the nine months ended September 30, 2015 decreased 17% to $732,000 from $882,000 for the nine months ended September 30, 2014.

The average tax equivalent yield on earning assets increased from 3.70% in the third quarter of 2014 to 3.89% for the third quarter of 2015 and remained flat at 3.80% for the nine months ended September 30, 2015 and September 30, 2014. Much of the increase in yields from the third quarter of 2014 to the third quarter of 2015 can be attributed to a decrease in the yield on loans and an increase in the yield on investments, as well as, an increase in average loan balances funded by an increase in average noninterest deposit balances. The yield on loans decreased from 5.25% in the third quarter of 2014 to 5.07% in the third of 2015. This decrease is related to new loans being funded at current market interest rates which are lower than the rates received on the existing loan portfolio. The yield on investments increased from 2.34% in the third quarter of 2014 to 2.39% in the third quarter of 2015. This increase is related to a decrease in amortization expense related to premiums in the portfolio as well as increases in cash dividends received on the FHLB Stock.

The average balance of earning assets increased 5% from $539.7 million in the third quarter of 2014 to $566.7 million in the third quarter of 2015 and for the nine months ended September 30, 2015, increased 4% to $559.9 million from $536.0 million for the nine months ended September 30, 2014.

When compared to the third quarter of 2014, average loan balances increased $33.2 million (13%) from $253.7 million to $286.9 million for the third quarter of 2015 and for the nine months ended September 30, 2015, increased $21.4 million (8%) to $275.6 million from $254.2 million. Average investment balances decreased $6.2 million (2.2%) from $285.0 million during the third quarter of 2014 to $278.8 million during the third quarter of 2015 and increased from $280.8 million for the nine months of 2014 to $283.4 million for the first nine months of 2015.

Average deposits increased $18.2 million (3.6%) from $501.2 million during the third quarter of 2014 to $519.4 million during the third quarter of 2015 and from $494.7 million from the nine months of 2014 to $510.1 million for the first nine months of 2015. Average borrowings increased from $11.1 million during the third quarter of 2014 to $18.2 million during the third quarter of 2015 and from $11.4 million for the first nine months of 2014 to $14.6 million for the first nine months of 2015.

Noninterest Income and Expense

Noninterest income for the third quarter of 2015 was $490,000, down 6% from $520,000 in the third quarter of 2014 and for the nine months ended September 30, 2015, was up 3% to $1.6 million from $1.5 million for the nine months ended September 30, 2014.   On a quarter over quarter basis, the decrease in noninterest income was predominately related to a decrease in income from the gain on sale of securities from $83,000 in 2014 to $33,000 in 2014. On a year over year basis, the increase in noninterest income was primarily related to the gain on sale of securities resulting in income of $251,000 for the nine months ended September 30, 2015 compared to $100,000 for the nine months ended September 30, 2014. The partial offset to this increase was a decrease in rental income from OREO properties which lowered from $290,000 in 2014 to $248,000 in 2015 and the decrease in service charges from $434,000 in 2014 to $376,000 in 2015. On a year over year basis, the increase in gain on sale of securities was a result of the Bank managing its portfolio's in a more flexible rate environment. The decrease in OREO income was due to a reduction in the OREO portfolio and the decrease in service charges was based upon the Bank closely monitoring large increases in NSF income to ensure that Clients incurring these costs are appropriately counselled.

Noninterest expense decreased 8% to $3.4 million for the third quarter of 2015 from $3.7 million in the third quarter of 2014 and for the nine months ended September 30, 2015, was down 3% to $10.7 million from $11.0 million for the nine months ended September 30, 2014. While there were many fluctuations in expense related items between the third quarter of 2014 and 2015, two areas of note would be decreases in professional fees from $245,000 in 2014 to $168,000 in 2015 as well as salaries and benefits from $2.24 million in 2014 to $2.18 million in 2015. On a year over year basis, professional fees decreased from $866,000 in 2014 to $572,000 in 2015. Partially offsetting this decrease was that OREO related expense increased from $156,000 in 2014 to $260,000 in 2015.

The primary reason for the decrease in professional fees was a decrease in legal expense related to the resolution of issues associated with a former OREO property.   The quarter over quarter decrease in salary expense was related to a reduction in placement fees for new employees which resulted in a lower expense in 2015. The OREO expense increase was predominately related to having $204,000 in gains on sale of OREO properties year to date in 2014 with zero gains or losses to date in 2015.

The fully taxable equivalent efficiency ratio for the third quarter of 2015 decreased to 59.1% from 69.5% for the third quarter of 2014 and for the nine months ended September 30, 2015, decreased to 63.6% from 69.4% for the nine months ended September 30, 2014.

Provision for Income Taxes

Federal and state income taxes for the quarter ended September 30, 2015 increased by $194,000 from $613,000 in the third quarter of 2014 to $807,000 in the third quarter of 2015 and from $1.7 million for the nine months ended September 30, 2014 to $2.0 million for the nine months ended September 30, 2015. The higher provision for taxes in 2015 compared to 2014 resulted from an increase in taxable income partially offset by the increase in tax benefits related to tax exempt loan interest.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 22, 2015 at 1:30 p.m. Pacific Time. David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts' questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call's completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS:AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year-ended December 31, 2014, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2015	2014	2014
Cash and due from banks	$ 21,638	$ 22,449	$ 41,997
Interest-bearing deposits in banks	1,000	1,000	1,000
Investment securities	267,414	289,926	277,847
Loans & leases:
Real estate	253,888	229,375	219,649
Commercial	34,269	25,186	24,529
Lease financing	837	1,286	1,279
Other	5,948	7,798	7,949
Deferred loan and lease origination fees, net	(239)	(287)	(260)
Allowance for loan and lease losses	(4,929)	(5,301)	(5,460)
Loans and leases, net	289,774	258,057	247,686
Bank premises and equipment, net	1,435	1,518	1,531
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank stock	3,779	3,686	3,686
Other real estate owned, net	3,781	4,647	5,201
Accrued interest receivable and other assets	20,052	20,150	20,337
	$ 625,194	$ 617,754	$ 615,606

LIABILITIES & SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$ 178,038	$ 155,698	$ 159,863
Interest checking	63,745	60,862	61,627
Money market	133,249	147,625	148,863
Savings	60,174	58,820	52,339
Time deposits	86,163	87,688	87,703
Total deposits	521,369	510,693	510,395
Short-term borrowings	3,500	3,500	3,500
Long-term borrowings	7,500	7,500	7,500
Accrued interest and other liabilities	6,547	6,414	6,032
Total liabilities	538,916	528,107	527,427

SHAREHOLDERS' EQUITY
Common stock	$ 49,483	$ 57,126	$ 57,079
Retained earnings	32,961	29,150	27,954
Accumulated other comprehensive income	3,834	3,371	3,146
Total shareholders' equity	86,278	89,647	88,179
	$ 625,194	$ 617,754	$ 615,606

Ratios:
Nonperforming loans and leases to total loans and leases	0.66%	0.63%	0.72%
Net chargeoffs (recoveries) to average loans and leases (annualized)	0.18%	-0.20%	-0.17%
Allowance for loan and lease losses to total loans and leases	1.67%	2.01%	2.16%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.82%	11.60%	11.72%
Tier 1 Risk-Based Capital Ratio	19.00%	21.60%	21.60%
Total Risk-Based Capital Ratio	20.25%	22.85%	22.86%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2015	2014	Change	2015	2014	Change
Interest income	$ 5,458	$ 4,966	9.9%	$ 15,643	$ 15,029	4.1%
Interest expense	240	287	(16.4) %	732	882	(17.0) %
Net interest income	5,218	4,679	11.5%	14,911	14,147	5.4%
Provision for loan and lease losses	--	(200)	-- %	--	(200)	-- %
Noninterest income:
Service charges on deposit accounts	132	129	2.3%	376	434	(13.4) %
Gain on sale of securities	33	83	(60.2) %	251	100	151.0%
Rental income from other real estate owned	87	78	11.5%	248	290	(14.5) %
Other noninterest income	238	230	3.5%	707	706	0.1%
Total noninterest income	490	520	(5.8) %	1,582	1,530	3.4%
Noninterest expense:
Salaries and employee benefits	2,185	2,242	(2.5) %	6,500	6,479	0.3%
Occupancy	294	295	(0.3) %	888	898	(1.1) %
Furniture and equipment	171	190	(10.0) %	527	556	(5.2) %
Federal Deposit Insurance Corporation assessments	83	94	(11.7) %	239	288	(17.0) %
Expenses related to other real estate owned	58	34	70.6%	260	156	66.7%
Other expense	641	807	(20.6) %	2,246	2,637	(14.8) %
Total noninterest expense	3,432	3,662	(6.3) %	10,660	11,014	(3.2) %
Income before provision for income taxes	2,276	1,737	31.0%	5,833	4,863	19.9%
Provision for income taxes	807	613	31.6%	2,022	1,698	19.1%
Net income	$ 1,469	$ 1,124	30.7%	$ 3,811	$ 3,165	20.4%

Basic earnings per share	$ 0.20	$ 0.14	42.9%	$ 0.50	$ 0.39	28.2%
Diluted earnings per share	$ 0.20	$ 0.14	42.9%	$ 0.50	$ 0.39	28.2%

Net interest margin as a percentage of average earning assets	3.72%	3.49%		3.62%	3.58%

Average diluted shares outstanding	7,501,459	8,076,523		7,667,987	8,166,782

Operating Ratios:
Return on average assets	0.92%	0.74%		0.82%	0.71%
Return on average equity	6.71%	5.09%		5.81%	4.86%
Return on average tangible equity	8.27%	6.25%		7.14%	5.98%
Efficiency ratio (fully taxable equivalent)	59.14%	69.53%		63.60%	69.35%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2015	2015	2015	2014	2014
Interest income	$ 5,458	$ 5,283	$ 4,902	$ 4,936	$ 4,966
Interest expense	240	244	248	286	287
Net interest income	5,218	5,039	4,654	4,650	4,679
Provision for loan and lease losses	--	--	--	(341)	(200)
Noninterest income:
Service charges on deposit accounts	132	127	117	128	129
Gain on sale of securities	33	51	167	108	83
Rental income from other real estate owned	87	90	71	75	78
Other noninterest income	238	239	230	336	230
Total noninterest income	490	507	585	647	520
Noninterest expense:
Salaries and employee benefits	2,185	2,045	2,270	2,297	2,242
Occupancy	294	301	293	290	295
Furniture and equipment	171	179	177	168	190
Federal Deposit Insurance Corporation assessments	83	76	80	75	94
Expenses related to other real estate owned	58	55	147	208	34
Other expense	641	759	846	810	807
Total noninterest expense	3,432	3,415	3,813	3,848	3,662
Income before provision for income taxes	2,276	2,131	1,426	1,790	1,737
Provision for income taxes	807	745	470	594	613
Net income	$ 1,469	$ 1,386	$ 956	$ 1,196	$ 1,124

Basic earnings per share	$ 0.20	$ 0.18	$ 0.12	$ 0.15	$ 0.14
Diluted earnings per share	$ 0.20	$ 0.18	$ 0.12	$ 0.15	$ 0.14

Net interest margin as a percentage of average earning assets	3.72%	3.69%	3.46%	3.41%	3.49%

Average diluted shares outstanding	7,501,459	7,674,711	7,845,532	8,075,031	8,076,523
Shares outstanding-end of period	7,343,649	7,730,157	7,705,666	8,089,615	8,089,615

Operating Ratios (annualized):
Return on average assets	0.92%	0.90%	0.64%	0.76%	0.74%
Return on average equity	6.71%	6.31%	4.39%	5.33%	5.09%
Return on average tangible equity	8.27%	7.75%	5.39%	6.52%	6.25%
Efficiency ratio (fully taxable equivalent)	59.14%	60.45%	71.81%	71.75%	69.53%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended September 30,	2015			2014
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$ 286,914	$ 3,664	5.07%	$ 253,743	$ 3,355	5.25%
Taxable investment securities	252,760	1,633	2.56%	257,673	1,406	2.16%
Tax-exempt investment securities	25,965	254	3.88%	27,201	264	3.85%
Corporate stock	83	--	0.00%	90	8	35.27%
Interest-bearing deposits in banks	1,000	2	0.79%	1,000	1	0.40%
Total earning assets	566,722	5,553	3.89%	539,707	5,034	3.70%
Cash & due from banks	29,465			28,694
Other assets	40,010			43,006
Allowance for loan & lease losses	(5,493)			(5,617)
	$ 630,704			$ 605,790

LIABILITIES & SHAREHOLDERS' EQUITY
Interest checking and money market	$ 196,395	$ 61	0.12%	$ 205,410	$ 107	0.21%
Savings	58,579	6	0.04%	52,648	10	0.08%
Time deposits	86,684	135	0.62%	87,960	136	0.61%
Other borrowings	18,228	38	0.83%	11,092	34	1.22%
Total interest bearing liabilities	359,886	240	0.26%	357,110	287	0.32%
Noninterest bearing demand deposits	177,737			155,167
Other liabilities	6,253			5,818
Total liabilities	543,876			518,095
Shareholders' equity	86,828			87,695
	$ 630,704			$ 605,790
Net interest income & margin		$ 5,313	3.72%		$ 4,747	3.49%

Nine months ended September 30,	2015			2014
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$ 275,566	$ 10,427	5.06%	$ 254,243	$ 10,330	5.43%
Taxable investment securities	257,103	4,706	2.45%	253,523	4,084	2.15%
Tax-exempt investment securities	26,196	763	3.89%	27,154	801	3.94%
Corporate stock	78	12	20.57%	88	15	22.79%
Interest-bearing deposits in banks	993	4	0.54%	1,000	3	0.40%
Total earning assets	559,936	15,912	3.80%	536,008	15,233	3.80%
Cash & due from banks	24,347			26,102
Other assets	39,650			42,765
Allowance for loan & lease losses	(5,382)			(5,534)
	$ 618,551			$ 599,341

LIABILITIES & SHAREHOLDERS' EQUITY
Interest checking and money market	$ 195,563	$ 192	0.13%	$ 199,272	$ 316	0.21%
Savings	58,464	23	0.05%	52,878	31	0.08%
Time deposits	87,495	409	0.62%	89,922	422	0.63%
Other borrowings	14,606	108	0.99%	11,350	113	1.33%
Total interest bearing liabilities	356,128	732	0.27%	353,422	882	0.33%
Noninterest bearing demand deposits	168,546			152,648
Other liabilities	6,157			6,209
Total liabilities	530,831			512,279
Shareholders' equity	87,720			87,062
	$ 618,551			$ 599,341
Net interest income & margin		$ 15,180	3.62%		$ 14,351	3.58%
CONTACT: Investor Contact:
         Mitchell A. Derenzo
         Chief Financial Officer
         American River Bankshares
         (916) 231-6723

         Media Contact:
         Diana La Point
         Corporate Communications
         American River Bankshares
         (916) 231-6717